Exhibit 4.22

Execution Version

Quantum (2007) LLC

Quantum (2007) LLC

(as “Pledgor”)

Chery Automobile Co. Ltd.

(as “Pledgee”)

Equity Pledge Contract

December 21, 2016

This Equity Pledge Contract is entered into on December 21, 2016 by and between:

1.
Quantum (2007) LLC, as the pledgor, a limited liability company incorporated under the laws of the State of Delaware, the United States of America, with its legal address at 16192 Coastal Highway, Lewes, Delaware 19958, USA (hereinafter referred to as the “Pledgor”);

2.
Chery Automobile Co., Ltd., a limited liability company duly organized and validly existing under the laws of the People’s Republic of China (the “PRC”) (the “Pledgee”).

WHEREAS:

1.	Kenon Holdings Ltd.（“Kenon”)
Kenon Holdings Ltd. (“Kenon”) is the parent company of the Pledgor.

2.
Qoros Automotive Co., Ltd. (“Qoros Automotive”) signed a RMB/USD dual currency facility agreement for fixed assets investment with an aggregate facility amount up to an equivalent of RMB3 billion (the “Loan Agreement”) with contract No. YT41121230018 on 23 July 2012 with The Export-Import Bank of China (the “Exim Bank”), China Construction Bank Co., Ltd., Suzhou Branch (the “Agent”) and several other banks listed in the Loan Agreement as lenders (the “Lenders”). Pursuant to and subject to the terms and conditions of the Loan Agreement, the Lenders agreed to make available to the Qoros Automotive a long term loan facility in an aggregate amount not exceeding an equivalent of RMB3,000,000,000 (3 billion) in RMB/USD dual currency.

3.
As a condition subsequent under the Loan Agreement, the Pledgee entered into a guarantee deed with contract No. YT41121230018(A) and dated 23 July 2012 with the Agent to provide an irrevocable and unconditional guarantee covering 50% of the indebtedness of the Qoros Automotive under the Loan Agreement (the “Chery Secured Indebtedness”) (the “Chery Guarantee”).

4.
Kenon and the Pledgee further entered into a guarantee contract (as amended by the Release Agreement (defined below), the “Kenon Guarantee”) dated 5 November 2015, pursuant to which Kenon agreed to provide an irrevocable and unconditional guarantee to Pledgee for up to 50% of the Chery Secured Indebtedness up to a maximum amount equal to the Total Amount (as defined in the Kenon Guarantee) (the “Kenon Secured Indebtedness”).

5.
On or about the date of this Equity Pledge Contract, Kenon and the Pledgee have entered or will enter into a release agreement in relation to release of certain guarantee obligations by Kenon under the Kenon Guarantee (the “Release Agreement”).

6.
On or about the date of this Equity Pledge Contract, Kirby Enterprises Inc. (“Kirby”) have entered or will enter into a letter with the Pledgee (the “Kirby Comfort Letter”) pursuant which Kirby may make payments to the Pledgee in certain circumstances in respect of Chery Secured Indebtedness.

7.
For the purpose of securing the Secured Indebtedness (as defined below), the Pledgor agrees to enter into this Equity Pledge Contract and the Pledgor agrees to, pursuant to the terms and conditions of this Agreement create a first priority pledge over the Pledged Equity in favour of the Pledgee.

Therefore, both parties agree as follows:

 Definition and Interpretation

Unless otherwise provided in this Equity Pledge Contract, when the terms interpreted and defined in the Kenon Guarantee are used in this Equity Pledge Contract, they shall have the same meanings as they have in the Kenon Guarantee.

 Pledged Equity

2.1
The Pledgor pledges to the Pledgee 8.78% capital contribution equity held by it in Qoros Automotive (together with any further equity interest in Qoros Automotive required to be pledged to the Pledgee pursuant to this Equity Pledge Contract, hereinafter referred to as the “Pledged Equity”) in order to provide pledge security for all obligations and liabilities of Kenon under the Kenon Guarantee which was released under the Release Agreement. “Pledge” means  the security expressed to be created by this Equity Pledge Contract, including all of the rights, title and interests in and to the Pledged Equity which are or are to be vested in the Pledgee. The Pledged Equity is subject to adjustment such that in the event of a change in the calculation by the Pledgor and EXIM Bank of net asset value for calculating the loan to value ratio for the equity pledge requirement  for the Syndicated Loan (defined below), then the amount of Pledged Equity shall be adjusted (and Pledged Equity released, to the extent applicable) such that the loan to value ratio (calculated in the same manner as by the Pledgor and EXIM Bank pursuant to the Syndicated Loan) shall be 80%.

2.2	The Pledged Equity means all of the rights, title and interests of the Pledgor in and to the Pledged Equity, including but without limitation to the following rights:

(1)
Subject to the provisions contained in Article 6, all dividends generated from the Pledge Equity and payments of any other nature and the corresponding rights and interests in respect of the Pledged Equity, which the Pledgor shall have the right to collect from Qoros Automotive;

(2)
Subject to the provisions contained in Article 6, the corresponding rights and interests of any warranty, acknowledgement and commitment made by another party which the Pledgor shall have the right to enjoy in respect of the Pledged Equity under the Sino-foreign equity joint venture contract for the establishment of Qoros Automotive (“JV Contract”) and the articles of association (“AoA”) of Qoros Automotive;

(3)
Subject to the provisions contained in Article 6 any right enjoyed by the Pledgor in respect of the Pledged Equity, to claim for default compensation  arising out of default by any other party under the JV Contract and AoA of Qoros Automotive;

2.3	Trigger Event

A "Trigger Event" shall occur upon the occurrence of (i) the Pledgee having paid to the Agent under the Chery Guarantee and, in respect of the amount which were as a result of such payment originally recoverable from Kenon under the Kenon Guarantee (and subject to all of the conditions for recovery under Kenon Guarantee) but which Kenon was no longer liable to pay under the Kenon Guarantee as a result of the Release Agreement (the "Released Guarantee Amount"), and (ii) the Pledgee not having received such amount following 30 Business Days after Kenon receives a valid written notice from the Pledgee in relation to such amount.  For the avoidance of doubt, Kenon shall have no obligation to make any payment to the Pledgee or any other person with respect to the Released Guarantee Amount and failure to pay such amount shall not constitute a default by Kenon under the Release Agreement, the Kenon Guarantee or otherwise; rather, such failure to pay only results in a Trigger Event for purposes of Clause 11 of this Equity Pledge Contract.

 Scope of Security

3.1	The main creditor’s rights secured by the Pledged Equity under this Equity Pledge Contract shall be at any given time (hereinafter referred to as the “Main Creditor’s Rights”):

(1)
the main creditor’s rights formed of the Equity Pledge Portion as defined under the Release Agreement;

less the following amounts:

(2)
if amounts contemplated to be paid under the Kirby Comfort Letter are paid, the aggregate amount of such payments.

3.2

 The scope secured by the Pledged Equity according to this Equity Pledge Contract shall be the sum of the following amounts (hereinafter referred to as the “Secured Indebtedness”):

(1)

The Main Creditor’s Right and the interests (including but not limited to any interest, compound interest and default interest) arising out of the Main Creditor’s Right;

(2)
All necessary and reasonable fees and expenses paid by the Pledgee to realize the interests of security under this Equity Pledge Contract (including but not limited to the legal costs, property preservation fees, travel expenses, valuation fees, auction fees, attorney fees, notary fees, judgment enforcement fees, etc.); and any other necessary and reasonable fees which shall be borne by the Pledgor in accordance with this Equity Pledge Contract.

3.3

The performance term of the secured Main Creditor’s Rights under this Equity Pledge Contract shall commence from the effectiveness of the Chery Guarantee or the effective date of Kenon Guarantee, whichever is earlier, until ten (10) days after the Chery Guarantee term under the Chery Guarantee, or two (2) years after the Pledgee performs the Chery Secured Indebtedness owned by the Pledgee under Chery Guarantee, whichever is later.

3.4

For any certificate presented by the Pledgee to indicate any Secured Indebtedness (i.e. statement of account chopped by Qoros Automotive upon confirmation) or any account payable by the Pledgor under this Equity Pledge Contract, unless the Pledgor is able to provide sufficient and effective evidence to prove its conspicuous mistake, such certificate shall be the final proof of the creditor-debtor relationship between the Pledgee and Kenon or the Pledgor, which shall be binding on the Pledgor.

Nature and Effectiveness of Security

4.1

质押股权、但无法通过**贷款转换**获得的数额）将自动解除且**质权人**应采取一切可能要求采取的措施向有权机构解除该等质押，但前提条件是在该等解除后，根据**进出口银行**、中国银行股份有限公司苏州分行以及兴业银行股份有限公司苏州分行的同意，**质权人**有权对该等股权要求第二顺位质押。如果**出质人**根据前述规定被要求出质**额外质押股权**，且根据前述条款规定解除质押的**观致汽车**的股权不足以向**出质人**提供足够的**观致汽车**股权以满足**额外股权质押**的要求，则在该等不足的范围内质押任何**借出股权**（于下文定义）（不论该等**借出股权**是否已质押给**贷款人**），**质权人**应按照**出质人**的要求向**出质人**返还为设定有关额外股权质押所须的**借出股权**。

如果**出质人**被要求的**额外质押股权**少于 8%的观致汽车股权，且届时**出质人**有足够的**未设立权利负担的股权**（在下文定义），如果**进出口银行**同意（已考虑到本**股权质押合同**），质权人有权在出质人持有的、未被质押的**观致汽车**股权的 5%的范围内（"**借出股份**"），将出质人的该股权依据芜湖奇瑞汽车投资有限公司与中国银行股份有限公司苏州分行间签订的观致汽车有限公司 C 平台衍生车型研发项目等值人民币壹拾贰亿元银团贷款之股权质押合同，提供进一步提供额外的股权质押给**进出口银行**、中国银行股份有限公司苏州分行以及兴业银行股份有限公司苏州分行。为免疑义，如贷款人按额外股权质押条款处置了额外股权质押项下的借出股权，出质人不得向质权人就**借出股权**追索，前提是该等被执行的股权应抵销本**股权质押合同**项下另外要求**出质人**予以质押的一笔相等的金额并相应予以解除。

该等**借出股权**应于贷款人解除有关额外股权质押后在合理可行的范围内尽快返还**出质人**。如果该等**借出股权**未在有关解除后被返还，且**质权人**要求行使其于本**股权质押合同**第 11.1 条项下的权利时，其应在行使该等权利前返还**借出股权**，如果未能返还，**借出股权**应视为被**质权人**保留且该等被保留股权应被视为代替**质押股权**（在**借出股权**的范围内）且在任何**质押股权**上设立的质押如果不再根据第 9.10 条规定的质押率的要求被质押，则该等**质押股权**应予以解除。

Generally, the Pledgor’s security obligation under this Equity Pledge Contract is of continuity wherein the security responsibility of the Pledgor shall be released only when the Secured Indebtedness is paid off, which shall not be affected by any changes made to the shareholding structure, organizational structure or business operations of the Pledgor. However, if, after the issuance of the audited Financial Statements of the next Fiscal Year and each Fiscal Year thereafter of Qoros Automotive (which should not occur before the first quarter of 2017), (i) the Pledgor is required by the 1.2 billion RMB loan equity pledge contract (which means the Equity Pledge Contract for 1.2 Billion RMB Equivalent Syndicated Loan (the “Syndicated Loan”) concerning Project of Research and Development of C Platform Derivative Model of Qoros Automotive Co., Ltd. by and between the Pledgor and Bank of China Limited Su Zhou Branch), to provide an additional equity pledge (“Additional Pledged Shares”) concerning its equity in Qoros Automotive to Exim Bank, Bank of China Limited Su Zhou Branch, and Industrial Bank Co., Ltd., Su Zhou Branch and such additional pledge can only be satisfied by using all or a portion of the same equity which has been pledged under this Equity Pledge Contract, and (ii) the Pledgor is unable to obtain Additional Pledged Shares through a conversion of existing loans in Qoros Automotive (“Loan Conversion”), then the pledge with respect to all or such portion of pledged equity under this Equity Pledge Contract, in an amount equal to the number of Additional Pledged Shares required to be pledged under the Syndicated Loan and which cannot be obtained through a Loan Conversion, shall automatically be released and the Pledgee shall take all actions as may be required to deregister the same pledge with the competent authorities, provided that after such release, the Pledgee shall have the right to request a second priority pledge over such equity, subject to the consent of Exim Bank, Bank of China Limited Su Zhou Branch, and Industrial Bank Co., Ltd., Su Zhou Branch. In the event that the Pledgor is required to pledge Additional Pledged Shares pursuant to the foregoing sentence and the equity interest in Qoros Automotive released pursuant to the foregoing sentence is not sufficient to provide the Pledgor with sufficient equity in Qoros Automotive to satisfy the requirement to pledge Additional Pledged Shares, then to the extent that Pledgee has any Borrowed Shares (as defined below) (regardless of whether such Borrowed Shares are pledged to the Lenders), the Pledgee shall, upon request from Pledgor, return to Pledgor the Borrowed Shares required for effecting the relevant additional equity pledge.

If the Additional Pledged Shares requested to be provided by the Pledgor cover less than 8% equity interest in Qoros Automotive, then, to the extent the Pledgor has sufficient Unencumbered Shares (as defined below) and provided that Exim Bank consents (having regard to this Equity Pledge Contract), the Pledgee shall be entitled to use up to 5% unencumbered equity interest in Qoros Automotive owned by the Pledgor (the “Borrowed Shares”) to provide, pursuant to the Equity Pledge Contract for the Syndicated Loan concerning Project of Research and Development of C Platform Derivative Model of Qoros Automotive Co., Ltd. by and between the Pledgee and Bank of China Limited Su Zhou Branch, an additional equity pledge over such equity in Qoros Automotive to Exim Bank, Bank of China Limited Su Zhou Branch, and Industrial Bank Co., Ltd., Su Zhou Branch. For the avoidance of doubt, if the additional equity pledge in respect of the Borrowed Shares is enforced by the Lenders pursuant to the terms of the additional equity pledge, the Pledgor shall not be entitled to have any recourse against the Pledgee in respect of the Borrowed Shares, provided that the amount of such equity interests so enforced shall offset and reduce, by an equivalent amount, equity interests otherwise required to be pledged by Pledgor under this Equity Pledge Contract.

Such Borrowed Shares shall be returned to the Pledgor as soon as is reasonably practicable after such Borrowed Shares have been released by the Lenders from the relevant additional equity pledge. To the extent that such Borrowed Shares have not been returned after the relevant release, and Pledgee seeks to exercise its rights under Section 11.1 hereunder, it shall, prior to exercising such rights, return the Borrowed Shares or failing which, the Borrowed Shares may be retained by the Pledgee and such retained shares shall be deemed to replace the Pledged Equity (to the extent of the Borrowed Shares) for all purposes hereunder and the pledge over any Pledged Equity that would no longer be required to be pledged under the loan-to-value requirement set forth in Section 9.10, shall be released.

Notwithstanding any other provision or terms of this Equity Pledge Contract, If：

Kenon provides the Pledgee with guarantee security with respect to performance of all the obligations under the Main Creditor’s Rights on substantially the same terms and conditions as those set out in the Kenon Guarantee; or

2.

the Main Creditor’s Rights have been satisfied and discharged in full,

 then (1) the Pledged Equity shall be automatically released from this Equity Pledge Contract and the Pledgee required to return the Pledged Equity (and all Borrower Shares) to the Pledgor, (2) all obligations owing by the Pledgor under this Equity Pledge Contract shall be automatically released and discharged in full and (3) this Equity Pledge Contract shall be automatically terminated.

4.2

The effectiveness of this Equity Pledge Contract is independent from the Kenon Guarantee. This Equity Pledge Contract shall not become invalid due to invalidation of the Kenon Guarantee.

4.3

Kenon and the Pledgee may amend or supplement provisions under the Kenon Guarantee upon negotiation without the consent of the Pledgor. The Pledgor shall undertake security responsibility within the scope of the amended creditor’s right except for the circumstances which increase the responsibility of the Pledgor.

4.4

The effectiveness of this Equity Pledge Contract and the validity of Pledge under this Equity Pledge Contract shall not be affected by liquidation, merger, spin-off, restructuring, bankruptcy or shareholding or organization change in other forms of the Pledgor or any other person or any other arrangement made to Kenon’s debts.

4.5

The Pledge provided by the Pledgor for the Secured Indebtedness hereunder is an independent security and shall not be construed as a joint security with any other securities provided by any third party in relation to the Kenon Guarantee.

Pledge Approval and Registration

5.1

The Pledgee and the Pledgor shall record the equity pledge in the Qoros Automotive’s Register of Shareholders within twenty (20) Business Days after this Equity Pledge Contract and commence the approval procedures for this Equity Pledge Contract with the competent Commerce Commission in charge of Qoros Automotive (if any) and subsequently file for registration of this Equity Pledge Contract with the competent Administration for Industry and Commerce in charge of Qoros Automotive pursuant to the provisions of laws and regulations of the PRC.

5.2

When the Pledgor processes the approval and registration procedures of the Pledged Equity according to the provisions of this Equity Pledge Contract, the Pledgor shall deliver to the Pledgee for its keeping of the certificate of other rights of the Pledged Equity and relevant certificates of property rights (if any). Within ten (10) Business Days after the Secured Indebtedness is completely paid off, the Pledgee shall return the aforesaid originals to the Pledgor, and assist the Pledgor in completing the pledge deregistration procedures. The expenses incurred therefrom shall be borne by the Pledgor.

After the principal underlying the Secured Indebtedness has been paid off by at least 50% (as compared to amounts outstanding under the Loan Agreement on the date of this Equity Pledge Contract and giving effect to the Release Agreement), the Pledgor is entitled to apply in writing to the Pledgee to decrease the Pledged Equity by 50%. The Pledgee shall not unreasonably withhold its consent for such decrease and the Pledgee shall go through relevant pledge deregistration formalities of the decreased part of the Pledged Equity with the Pledgor within ten (10) Business Days after and pursuant to the resolution of the Pledgee. The Pledgor shall bear the fees and expenses arising from such decrease of the Pledged Equity.

5.3

In case of the change of pledge approval and/or registration matters under this Equity Pledge Contract or of the name of Qoros Automotive, which needs to be approved and/or registered for alteration in respect of equity pledge pursuant to the laws, the Pledgor and the Pledgee shall commence the alteration approval and registration procedures in the relevant authorities of approval and registration within thirty (30) Business Days from the date as of which the cause of alteration has become known to the relevant party.

5.4

This Equity Pledge Contract shall take effect upon approval by competent Commerce Commission without any changes to this Equity Pledge Contract (unless such change has been agreed by both parties hereto in writing), and the pledge right of the Pledged Equity shall be established as of the date of the pledge registration of the Equity Pledge Contract with the locally competent Administration of Industry and Commerce in charge of Qoros Automotive.

Exercise of Rights and Performance of Obligations by the Shareholder

6.1

Notwithstanding the Pledge of the Pledgor’s rights, title and interests in and to the Pledged Equity, from the date of execution of this Equity Pledge Contract and until the date when the Secured Indebtedness is paid off, the Pledgor and Qoros Automotive shall be entitled to exercise all rights and shall be obliged to fulfill all obligations of the Pledgor and Qoros Automotive (as case may be) under the JV Contract and the AoA of Qoros Automotive.

6.2

Unless an Event of Default under the Kenon Guarantee or a Trigger Event has occurred and is continuing and notice of such an Event of Default has been given by the Pledgee in accordance with the terms of the Kenon Guarantee (or notice of Trigger Event has been given hereunder), the Pledgor shall be entitled to retain and to exercise any voting and dividend and other rights which it may have in respect of the Pledged Equity. If an Event of Default under the Kenon Guarantee or a Trigger Event has occurred and is continuing and notice of such an Event of Default has been given validly by the Pledgee in accordance with the Kenon Guarantee (or notice of Trigger Event has been given hereunder), and amounts owing under the Kirby Comfort Letter have not been paid within 60 days following valid notice delivered to Kirby, the Pledgor shall procure that all voting and dividend and other rights in respect of the Pledged Equity are exercised in accordance with the instructions of the Pledgee.

6.3

The Pledgor shall continue to abide by and perform all the obligations and responsibilities in connection with the Pledged Equity and as the shareholder of Qoros Automotive.

The Pledgee do not need to perform any obligation or responsibility of the Pledged Equity which shall be undertaken by the Pledgor. The Pledgee shall also not be obligated to take any action in respect of the Pledged Equity. The Pledgee shall not be obligated to undertake any obligation or responsibility to any other party in respect of the Pledged Equity due to this Equity Pledge Contract, except as otherwise required by law.

Submission of Documents by the Pledgor

7.1
The Pledgor shall ensure that the Pledgee will receive from the Pledgor or from Qoros Automotive the following documents within twenty (20) Business Days after execution of this Equity Pledge Contract:

(1)
the original English written document of the Pledgor’s shareholder approving the Pledgor to pledge its Pledged Equity to the Pledgee;

(2)
photocopies of the relevant supporting documents proving that the equity pledge under this Equity Pledge Contract is recorded in the Register of Shareholders of Qoros Automotive;

(3)
any other documents as reasonably required by the Pledgee to be provided by the Pledgor.

7.2
The Pledgor will undertake its best efforts that the Pledgee will receive either from the Pledgor or from Qoros Automotive the following documents latest within ninety (90) Business Days after execution of this Equity Pledge Contract:

(1)

the relevant supporting documents proving that the competent Commerce Commission in charge of Qoros Automotive has approved this Equity Pledge Agreement (if any);

(2)

the relevant supporting documents proving that the competent Administration for Industry and Commerce in charge of Qoros Automotive has carried out the pledge registration for this Equity Pledge Agreement.

7.3
If the documents provided by the Pledgor according to this Equity Pledge Contract are photocopies, they shall be either signed by the legal or authorized representative of the Pledgor or affixed with the company seal of Qoros Automotive to confirm that they are true, complete and valid documents. If the documents provided by the Pledgor according to this Equity Pledge Contract are from abroad, these documents shall comply with the requirements of the PRC laws and regulations and relevant PRC government authorities.

Representations and Warranties

8.1

The Pledgor hereby represents and warrants to the Pledgee as follows:

(1)
The Pledgor is a limited liability company, is legally incorporated and validly existing pursuant to the laws of the State of Delaware, the United States of America；

(2)

The Pledgor has full civil rights and capacity to operate its business, execute this Equity Pledge Contract and exercise its rights and perform its obligations according to this Equity Pledge Contract;

(3)

The Pledgor has completed all the internal corporate procedures required for the execution of this Equity Pledge Contract and exercise of the rights and performance of the obligations in accordance with this Equity Pledge Contract, and this Equity Pledge Contract has been executed by duly authorized representative of the Pledgor and shall have binding effect on the Pledgor;

(4)

The Pledgor’s obligations under this Equity Pledge Contract are legitimate and valid, which shall have binding effect on the Pledgor and could be implemented according to the provisions of this Equity Pledge Contract;

(5)

The execution hereof and exercise of the rights and performance of the obligations pursuant to this Equity Pledge Contract by the Pledgor do not and will not be in violation of or conflicting with any of the following documents:

(i)
any agreement, contract or any other documents of contractual nature having binding effect on any of the Pledgor’s assets to which the Pledgor is a party;

(ii)
articles of association and other fundamental corporate documents of the Pledgor; or

(iii)
any laws, regulations, judgment, ruling and adjudication applicable to the Pledgor;

(6)

All the authorizations, consents, approvals and permits required or necessary for the conclusion, performance and execution of this Equity Pledge Contract and for the transactions under this Equity Pledge Contract have been duly obtained by the Pledgor, which are valid and effective;

(7)

The execution hereof and exercise of the rights and performance of the obligations in accordance with this Equity Pledge Contract by the Pledgor is the business behavior conducted for the purpose of business, which shall be fully subject to civil and business laws;

(8)

In any ongoing judicial proceedings in PRC in which it acts as one party, the Pledged Equity shall not enjoy any immunity or privilege in the proceedings relating to litigation, judgment, enforcement, property preservation, or other judicial proceedings;

(9)

There currently does not exist any arbitration, litigation or administrative proceeding involving the Pledged Equity, which will have any Material Adverse Effect on the value of the Pledged Equity, or the Pledgor’s capability of performing its obligations according to this Equity Pledge Contract. The Pledged Equity has not been sealed-up or frozen due to any property preservation procedures;

(10)

The Pledgor legally possesses the ownership right and right of disposition of the Pledged Equity over which there is no dispute and which could be the subject matter of the pledge security pursuant to the laws. If the Pledged Equity belongs to the property which needs approval or consent by relevant authorities before pledge, the Pledgor guarantees that it has obtained valid and effective approval or consent;

(11)

Except for the security created under this Equity Pledge Contract, there is no security on the Pledged Equity in any form, co-ownership, any rights of the third party or any dispute of ownership or any circumstance that may lead to Material Adverse Effect on the exercise of the right of pledge by the Pledgee, subject to Article 4.1;

(12)

All the materials, documents and evidence provided by the Pledgor to the Pledgee are true, accurate, complete and effective, and the documents provided in photocopy are in conformity with the originals.

8.2

The abovementioned representations and warranties made by the Pledgor shall all the time be accurate and error-free during the valid term of this Equity Pledge Contract, and the Pledgor guarantees that it will provide further documentation required by the Pledgee at any time.

         Covenants

The Pledgor hereby covenants to the Pledgee, from the date of effectiveness of this Equity Pledge Contract until the termination of the rights and obligations of the Pledgor under this Equity Pledge Contract, that:

9.1

The Pledgor shall maintain the legitimate, continuing, and valid existence of its enterprise legal entity status, and comply with all the laws and regulations applicable to it.

9.2

The Pledgor shall ensure that its business nature and business scope will not have any alteration which will have a Material Adverse Effect on the rights and interests of the Pledgee under this Equity Pledge Contract.

9.3

Unless the Pledged Equity is disposed of in accordance with the provisions of this Equity Pledge Contract, the Pledged Equity under this Equity Pledge Contract shall be possessed and managed by the Pledgor, and shall be continuously possessed and managed by the Pledgor during the valid term of this Equity Pledge Contract, subject to Article 4.1.

9.4
Upon occurrence of any of the following events, the Pledgor shall notify the Pledgee within ten (10) Business Days after its occurrence:

(1)
any event of default specified under Article 10.1 of this Equity Pledge Contract;

(2)
any litigation, arbitration or legal proceedings mentioned in Article 8.1 (9) hereunder;

(3)

Occurrence of any dispute over the ownership of the Pledged Equity or measures having been taken on the Pledged Equity including but not limited to the sealed-up, sequestration, freezing, surveillance, etc.;

(4)
Loss or destruction of the Pledged Equity;

(5)
Occurrence of or the awareness by the Pledgor of any event that may materially affect the capability of the Pledgor of performing its obligations in accordance with this Equity Pledge Contract

9.5

The Pledgor shall provide the Pledgee with all documents and materials in relation to the Pledge matters under this Equity Pledge Contract as the Pledgee reasonably requires at any time, and ensure the authenticity, accuracy and completeness of all the provided materials as mentioned above.

9.6

The Pledgor shall be responsible for the matters such as evaluation, notarization, appraisal and preservation of the Pledged Equity under this Equity Pledge Contract and cooperate with the Pledgee relating to the Pledge approval and registration of the Pledged Equity. All the expenses thereof shall be borne by the Pledgor, and the relevant intermediary organs of evaluation, notarization and appraisal shall be approved by the Pledgee in advance.

9.7

Except as contemplated by this Equity Pledge Contract, without the prior written consent of the Pledgee, the Pledgor shall not transfer, grant, re-pledge or make capital contribution by way of Pledged Equity or otherwise dispose of all Pledged Equity specified in this Equity Pledge Contract, subject to Article 4.1.

9.8

Upon prior written consent of the Pledgee, proceeds generated by means of transferring any of the Pledged Equity specified in this Equity Pledge Contract by the Pledgor shall be executed in compliance with Article 11 of this Equity Pledge Contract.

In any case, the transfer of the Pledged Equity specified in this Equity Pledge Contract in accordance with the provisions hereof by the Pledgor shall not harm the interests of the Pledgee, subject to Article 4.1.

9.9

Unless otherwise specified under this Equity Pledge Contract, if Kenon or other third party establishes the right of property security for the interests of the Pledgee by its own properties over the Main Creditor’s Right under this Equity Pledge Contract, the Pledgor hereby warrants that if the Pledgee waive the right of property security provided by Kenon or the third party, the sequence thereof, or the alternation of the right of property security, the foregoing actions will not affect or exempt any obligation or security responsibility hereunder and the Pledgor’s scope of security will not be decreased therefrom. Meanwhile, the Pledgor waives counterplead rights of the claim of the Pledgee’s advanced execution of the right of property security provided by Kenon or the third party.

9.10

The Pledgor acknowledges and warrants that the loan-to-value ratio (loan-to-value ratio shall refer to the ratio between the amount of the principal amounts underlying the Main Creditor’s Rights and the audited net assets value (to be determined in accordance with Chinese GAAP) of the Pledged Equity as calculated in the same manner as the equity pledge requirement is calculated by the Pledgor and EXIM Bank pursuant to the Syndicated Loan) of the Pledged Equity under this Equity Pledge Contract shall not exceed eighty percent (80%):

(1)

The Pledgee shall have the right to check and examine at any time the value of the Pledged Equity (calculated on the basis of the audited net assets value of the Pledged Equity of Qoros Automotive) or entrust qualified and professional asset valuation institution to value relevant Pledged Equity.

(2)

Where the net assets of Qoros Automotive as evidenced in the audited Financial Statements of each Fiscal Year of Qoros Automotive varies which makes the loan-to-value ratio of the Pledged Equity hereunder exceeds eighty percent (80%), the Pledgor is obliged to provide an additional equity pledge concerning the insufficient part of the Pledged Equity due to the abovementioned reason: (i) subject to the last sentence of this Section 9.10 and (ii) except to the extent that a pledge of Additional Pledged Shares is permitted to be released pursuant to Section 4.1.

(3)

Where the net assets in the audited Financial Statements of each Fiscal Year of Qoros Automotive varies which makes the loan-to-value ratio of the Pledged Equity hereunder lower than eighty percent (80%), the Pledgee shall release part of the Pledged Equity established by the Pledgor under this Equity Pledge Contract, provided however that the loan-to-value ratio of the remaining Pledged Equity shall still not exceed eighty percent (80%) after such release.

The loan-to-value ratio of the Pledged Equity provided above shall be evaluated every year right after the audited annual Financial Statements of each Fiscal Year have been given by Certified Public Accountant.

Notwithstanding any other provision of this Equity Pledge Contract, including Section 9.10, the Pledgor shall have no obligation to pledge any further equity interests in Qoros Automotive unless it has available equity interests free from any security or encumbrance in Qoros Automotive (it being understood that such equity interests shall not include any equity interests in Qoros Automotive already pledged to Exim Bank or which are required to be pledged to Exim Bank) (“Unencumbered Shares”).

Event of Default

10.1
Each of the following events shall constitute an event of default under this Equity Pledge Contract:

(1)

The Pledgor violates the provisions of Representations and Warranties in Article 8 or Covenants in Article 9 (provided, that, the loan-to-value ratio of the Pledged Equity exceeding eighty percent percent (80%) due to the variation of the net assets in the audited Financial Statements of each Fiscal Year of Qoros Automotive set forth in Clause 9.10 (2) shall not constitute an Event of Default under this Article 10) hereunder, which might materially affect the value of the Pledged Equity and the Pledgor fails to make remedies to the Pledgee’s reasonable satisfaction within ten (10) Business Days from the date of the Pledgor’s awareness of such event or the date of the issuance of a notice by the Pledgee requiring the Pledgor to make remedies (whichever is earlier);

(2)

The Pledgor fails to explain truthfully any of the flaws of the Pledged Equity under this Equity Pledge Contract to the Pledgee, which materially affects the value of the Pledged Equity and the Pledgor fails to make remedies to the Pledgee’s satisfaction within ten (10) Business Days from the date of the Pledgor’s awareness of such event or the date of the issuance of a notice by the Pledgee requiring the Pledgor to make remedies (whichever is earlier);

(3)

The Pledgor fails to complete the pledge registration procedures or alternation registration procedures according to this Equity Pledge Contract and the Pledgor fails to commence to make remedies to the Pledgee’s satisfaction within thirty (30) Business Days as of the issuance of a notice by the Pledgee requiring the Pledgor to make remedies;

(4)

The Pledgor winds up or terminates its business or enters into the proceeding of bankruptcy, liquidation, business suspension or other similar legal proceeding; or the Pledgor is filed for bankruptcy, liquidation or decided by the competent department to terminate or suspend business;

(5)

The Pledgor transfers, grants, re-pledges or makes capital contribution by using the Pledged Equity or otherwise disposes of the Pledged Equity in any other form in violation of the provisions of this Equity Pledge Contract;

(6)
The existence of co-ownership, ownership dispute, sealed-up, sequestration or the establishment of the pledge over the Pledged Equity;

(7)
The Pledgor interferes with the Pledgee to dispose of the Pledged Equity according to the provisions of Article 11 hereunder in any form (including act or omission);

10.2
After the occurrence of any event of default set forth under Article 10.1 hereunder, the Pledgee shall be entitled to take one of or several of the following actions:

(1)

subject to Article 11 notify in writing the Pledgor the intent to dispose of the Pledged Equity by means of auction or selling-off pursuant to the laws, and the proceeds derived from disposing of the Pledged Equity shall be implemented according to Article 11 hereunder;

(2)
notify in writing Kenon of requiring it to provide separate security for the Kenon Guarantee to complement or swap the security against the Pledged Equity under this Equity Pledge Contract;

(3)
File for lawsuit to the People’s Court with jurisdiction as is agreed in this Equity Pledge Contract;

(4)
exercise other rights granted by laws and this Equity Pledge Contract.

Realization of Right of Pledge

11.1

In case of occurrence of (i) a Trigger Event, and (ii) amounts owing under the Kirby Comfort Letter not having been paid within 60 days following valid notice delivered to Kirby, the Pledgee is entitled to dispose of the Pledged Equity pursuant to the laws by direct auction or selling-off, and the proceeds derived from disposing of the Pledged Equity shall be applied:

(1)
to pay off the Secured Indebtedness; and

(2)

to pay the Pledgee all the fees incurred for the realization of the creditor’s rights under the secured interests under this Equity Pledge Contract paid by the Pledgee, any other fees, liquidated damages, compensatory damages to be paid by the Pledgor under this Equity Pledge Contract, and all the tax incurred as a result of disposal of the Pledged Equity;

11.2
In the course of disposal of the Pledged Equity by the Pledgee according to Article 11.1 hereunder, the Pledgee is entitled to take the following actions pursuant to laws:

(1)
to dispose of the Pledged Equity by means of direct auction or selling-off at a proper time and at a market price as the Pledgee thinks appropriate and fair;

(2)

to require the Pledgor to pay the Pledgee necessary expenses for the exercise of any rights hereunder or granted by laws;

(3)
to decide how to exercise all the rights enjoyed by the Pledgor as the shareholder of Qoros Automotive in respect of the Pledged Equity;

(4)

to resolve, settle, or initiate arbitration or litigation against the claim of rights raised by any person regarding the Pledged Equity, or to exercise or permit others to exercise any rights over the Pledged Equity in such a manner as the Pledgee thinks proper;

(5)
to exercise any other rights or take any other actions as permitted by laws in order to realize any right of the Pledgee in respect of the Pledged Equity under this Equity Pledge Contract.

The Pledgee is entitled to choose to exercise all or part of the above-mentioned rights or to suspend the exercise of any right.

11.3

Upon request by the Pledgee, the Pledgor shall assist the Pledgee in obtaining any approvals or permits indispensable to realize the Pledgee’s rights, or assist the Pledgee with any other indispensable procedures.

11.4

The Pledgors’ obligations under this Equity Pledge Contract shall be limited to the Pledged Equity and the Pledgee is entitled to have recourse against Kenon but only to the extent of the security provided by the Pledged Equity and in no event shall the Pledgee have any recourse against the Pledgor beyond the Pledged Equity and the Pledgee shall have no recourse under this Equity Pledge Contract against any of the Pledgor’s affiliates, including Kenon. For the avoidance of doubt, in no event shall this Equity Pledge Contract increase amounts that may be payable by Kenon under the Kenon Guarantee or otherwise result in Kenon or the Pledgor having liabilities with respect to the Secured Indebtedness (other than with respect to the Pledged Equity). In the event that the proceeds of a disposition by the Pledgor in accordance with this Equity Pledge Contract exceed the amount of Secured Indebtedness, such excess shall be remitted to Kenon or the Pledgor (at Kenon’s option).

11.5

After the Pledgee notifies the Pledgor in writing and bona finde of the intent to dispose of the Pledged Equity in accordance with the provisions under this Equity Pledge Contract, but prior to Pledgee actually exercising their rights in terms of the Pledged Equity, the Pledgor

(a)

shall have the irrevocable right to provide to the Pledgee instead of the Pledged Equity equivalent cash with a value equal to the Secured Indebtedness as outstanding under the Kenon Guarantee and with regards to which the Pledgee has the right to exercise the Pledge, to swap the Pledge established by the Pledgor in accordance with the Equity Pledge Contract; or

(b)

may provide to the Pledgee other securities which are agreed by the Pledgee in writing in advance (including but without limitation another equity pledge or a guarantee to be provided by the Pledgor or any third party, etc.) with a value of the portion of the Pledged Equity hereunder with regards to which the Pledgee has the right to exercise the Pledge, to swap the Pledge established by the Pledgor in accordance with the Equity Pledge Contract.

11.6

If the Pledgee announce the intention to exercise the Equity Pledge in accordance with its terms, and if the Pledgor offers the Pledgee one of the above swap options Art. 11.5 (a) or (b), the Pledgee herewith irrevocable agree that the Pledgor has the right to decide to exercise such swap option under 11.5(a) at its sole discretion and the swap option under 11.5(b) subject to the prior consent of the Pledgee and in any event with priority over the Pledgee exercising the Pledge hereunder. The Pledge of the relevant Pledged Equity after any such swap option being exercised shall be released and relevant parties shall work co-operatively to complete going through procedures of modification and cancellation of the Pledge.

11.7

If any third party makes any claim to the Pledged Equity or raise any dispute in relation to the disposal of the Pledged Equity due to any reason, all consequences and liabilities arising therefrom shall be borne by the Pledgor, and such claim and dispute shall not affect the disposal of the Pledged Equity by the Pledgee according to this Equity Pledge Contract.

Fees

12.1

The Pledgor shall bear and pay all the taxes and fees in connection with this Equity Pledge Contract and in relation to the Pledged Equity hereunder (i.e, approval and registration fees of this Equity Pledge Contract).

12.2

Upon request by the Pledgee, the Pledgor shall indemnify the Pledgee in full immediately for all necessary and reasonable expenses and fees paid by the Pledgee for its exercise of any rights in this Equity Pledge Contract or in any documents mentioned herein in any jurisdiction, including but not limited to the reasonable financial expenses, attorney fees and litigation fees for the disposal of the Pledged Equity by the Pledgee according to Article 11 hereunder.

Upon request by the Pledgor and on the costs of the Pledgor, the Pledgor shall be entitled to the right in relation to the required redelivery of the Borrowed Shared under this Equity Pledge Contract. If such Borrowed Shares are not redelivered to the Pldgor in accordance with this Equity Pledge Contract, the Pledgee shall indemnify the Pledgor immediately for necessary and reasonable expenses and fees paid by the Pledgor for its exercise of any rights in this Equity Pledge Contract in respect of required redelivery of the Borrowed Shares, in any jurisdiction, including but not limited to the reasonable financial expenses, attorney fees and litigation fees.

12.3

The Pledgor shall pay at any time all the current and future approval and registration fees and other related tax imposed on the Pledgor in this Equity Pledge Contract and the documents mentioned hereunder.

Change of Subject

This Equity Pledge Contract shall be binding upon each party hereto and its successor(s) and assignee(s) respectively.

Information Disclosure

14.1

Any party hereto shall maintain the confidentiality of any information relating to all documents provided by or on behalf of one party to the other party with regard to this Equity Pledge Contract (including but not limited to assessment report, insurance documents, and pledge registration documents of the Pledged Equity). However, the parties hereto and the Pledgee and Qoros Automotive are entitled to:

(1)
disclose such information that has become known to the public (excluding the information made known to the public as a result of breach of this provision by the disclosing party);

(2)
disclose such information in any litigation or arbitration procedure;

(3)
disclose such information as required by laws or regulations;

(4)
disclose such information to any governmental, financial, tax or other regulatory authorities on an as-need basis;

(5)
disclose such information to its professional consultant on an as-need basis;

(6)
disclose such information within the scope permitted by Article 14.2 hereunder;

(7)
disclose such information upon consent of the disclosed party;

(8)

Such disclosure is required pursuant to any applicable securities law or regulation or by order of any competent court or governmental authority or any stock exchange to be disclosed (including but not limited to regulations applicable as a result of any listing at a stock exchange in New York by Kenon).

14.2

The Pledgee are entitled to disclose to any party who will make or has made with the Pledgee any assignment agreement or other agreement related to this Equity Pledge Contract (hereinafter referred to as the “Participants”):

(1)
any copy of the documents related to this Equity Pledge Contract (including but not limited to assessment report, pledge registration documents etc. in relation to the Pledged Equity); and

(2)
any information that the Pledgee have obtained related to the above documents.

Notwithstanding the foregoing, Participants shall submit written commitment that the Participant agrees to observe the confidentiality specified in Article 14.1 hereunder to the Pledgee before receiving any such confidential information.

14.3

Provisions specified in Article 14.1 and Article 14.2 as mentioned above shall supersede any confidentiality covenants that the Pledgee, before becoming a party to this Equity Pledge Contract, have made with respect to this Equity Pledge Contract.

Amendment and Supplement

15.1

The Pledgee and the Pledgor shall have right to amend provisions of this Equity Pledge Contract from time to time in writing. If such amendment involves the change of the approval and/or registration matters of this Equity Pledge Contract, the Pledgor is obligated to assist the Pledgee in conducting the alternation approval and registration with the competent authorities; any amendment made accordingly shall be binding upon all the Pledgee and the Pledgor.

15.2

If so required by the registration authority in charge of the registration of this Equity Pledge Contract, the Pledgee and the Pledgor agree to sign an amendment to this Equity Pledge Contract, provided that the alteration of the terms and conditions as requested by the registration authority in charge of registration of this Equity Pledge Contract, do not impose any additional obligations on the Pledgee and/or the Pledgor, unless each such party has consented in writing to such alterations or additional obligations.

     Notice

16.1
Pursuant to this Equity Pledge Contract, any notice, request document or any other file to be sent to any party of this Equity Pledge Contract shall be in writing in English and/or Chinese and delivered to the recipient(s) at the address, or fax number with the attention to the contact person (if applicable) designated from time to time by such recipient(s) in writing. The address, fax number, and the contact person (if applicable) originally designated by the Parties are listed in the signing page of this Equity Pledge Contract.

16.2
Any communication made between the parties hereof pursuant to the provisions of this Equity Pledge Contract shall be deemed to have been received by the recipient after satisfaction of the following conditions:

(1)
If delivered in person, at the time of the actual delivery;

(2)
If given by fax, at the time of a completion of transmission and a receipt of correct feedback, or a receipt of fax report;

(3)
If posted by international courier, at the time of 12:00 pm (Beijing time) of the seventh (7th) Business Day after a courier document has been posted to a contact address last notified by the given party to the other party hereof

16.3
Any party hereto shall notify the other party of its change of contact person, address, or fax number within five (5) Business Days after the change has been completed.

   Waiver and Partial Invalidity

17.1
Neither failure to exercise nor delay in exercising of any rights by the Pledgee and/or the Pledgor under this Equity Pledge Contract shall operate as a waiver thereof, nor shall any single or partial exercise of any right prevent the Pledgee and/or the Pledgor from exercising such right further or in any other means, or exercising any other rights. The rights and remedies herein provided shall not exclude any rights or remedies of the Pledgee and/or the Pledgor provided by operation of law.

17.2
If, at any time, any provision of this Equity Pledge Contract becomes illegal, invalid or unenforceable in any aspect, neither the legality, validity nor the enforceability of the remaining provisions hereof shall be in any way affected or impaired.

    Governing Law and Jurisdiction

18.1
This Equity Pledge Contract shall be governed by and interpreted in accordance with the PRC laws (including but not limited to the currently effective laws, the administrative regulations, decisions and orders issued by the State Council of PRC, the rules and regulations promulgated by various departments of the State Council and local governments, but excluding the laws of the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan).

18.2

Any dispute in connection with this Equity Pledge Contract shall be resolved through friendly negotiation between the Parties. If no settlement can be reached through negotiation, any party is entitled to submit the dispute to the People’s Court with competent jurisdiction where Qoros Automotive is located.

     Contract Version

19.1
This Equity Pledge Contract is prepared and executed in Chinese and English. Both two versions shall prevail equally.

19.2

Matters not covered in this Equity Pledge Contract shall be negotiated separately by the Pledgor and the Pledgee, and the Pledgor and the Pledgee shall enter into supplementary agreement thereof. If such supplementary agreement involves the change of the approval and/or registration matters of this Equity Pledge Contract, the supplementary agreement shall be submitted to the authorities for alternation approval and/or registration pursuant to the applicable laws. The supplementary agreement and this Equity Pledge Contract shall have the equal legal effect.

19.3
The appendices hereof shall constitute effective integral part of this Equity Pledge Contract.

19.4

This Equity Pledge Contract shall be executed in seven (7) originals. The Pledgor and the Pledgee shall respectively keep one original. The remaining originals shall be saved and kept by Qoros Automotive for the purpose of pledge registration of this Equity Pledge Contract. Each original shall have the same validity.

(The remaining part of this page is intentionally left blank)

 (1)
Signature Page (1)

: Quantum (2007) LLC
Pledgor: Quantum (2007) LLC

/ Address: 1 TEMASEK AVENUE #36-01 MILLENIA TOWER SINGAPORE 039192
/ Postal Code: 039192
/Person in Charge: ROBERT L. ROSEN
/ Telephone: +65 6351 1788
/Fax: +65 6351 1798
/ Contact Persons: ROBERT L. ROSEN
/ Authorized Signatories:

/Name: ROBERT L. ROSEN
/Position: MANAGER

/Date:           2016 /Year      12  /Month    20  /Day